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                                                                    EXHIBIT 11.1


                               WEEKS CORPORATION

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

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                                                   Three Months   Three Months    Nine Months    Nine Months
                                                      Ended           Ended          Ended          Ended
(In thousands, except per share data)             Sept. 30,1996  Sept. 30,1995  Sept. 30, 1996  Sept. 30, 1995
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
Weighted average number of common
  shares outstanding                                     11,174          7,675          11,162           7,675
Dilutive effect of outstanding stock options
  (determined under the Treasury Stock Method)               --             --              --              --
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Weighted average number of common
  and common equivalent shares outstanding               11,174          7,675          11,162           7,675
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Net income                                              $ 3,033         $1,901         $ 9,226          $6,079
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Per share data:
  Net income per share                                  $  0.27         $ 0.25         $  0.83          $ 0.79
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